SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                SCHEDULE 14D-9
       SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO SECTION 14(D)(4)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)
                             ----------------------

                            SENIOR INCOME FUND L.P.
                           (NAME OF SUBJECT COMPANY)

                            SENIOR INCOME FUND L.P.
                       (NAME OF PERSON FILING STATEMENT)

                    Units of Limited Partnership Interests
                        (TITLE OF CLASS OF SECURITIES)

                                  820930 10 5
                     (CUSIP NUMBER OF CLASS OF SECURITIES)
                              ---------------------

                                 Moshe Braver
                            SENIOR INCOME FUND INC.
                     3 World Financial Center, 29th Floor
                           New York, New York  10285
                                (212) 526-3237

      (NAME, ADDRESS, AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF THE PERSON FILING STATEMENT)

                                   Copies to:

                             Patrick J. Foye, Esq.
                             SKADDEN, ARPS, SLATE
                              MEAGHER & FLOM LLP
                               919 Third Avenue
                           New York, New York  10022
                                (212) 735-2274


             This Amendment No. 1 amends and supplements the following Item of the Solicitation/Recommendation Statement on Schedule 14D-9 of Senior Income Fund L.P. filed with the Securities Exchange Commission on November 21, 1996 (the "Schedule 14D-9"). Unless otherwise indicated, all capitalized terms used but not defined in this Amendment No. 1 have the meanings set forth in the Schedule 14D-9.

        ITEM 9.   MATERIAL TO BE FILED AS EXHIBITS

                  Item 9 is hereby supplemented by adding the following:

        (a)(2)    Form of letter from the Senior Income Fund L.P.
                  to Unitholders, dated December 5, 1996.


                                   SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

        Dated:  December 5, 1996

                                 SENIOR INCOME FUND L.P.

                                    By:  Senior Income Fund Inc.,
                                         its General Partner

                                      By: /s/ Moshe Braver
                                          -------------------------
                                          Name:   Moshe Braver
                                          Title:  President


                                 EXHIBIT INDEX

         Exhibit                  Description                  Page
         -------                  -----------                  ----

          (a)(2)   Form of letter from Senior Income Fund
                   L.P. to the Unitholders, dated
                   December 5, 1996.